Exhibit 99.1
Gregory J. Larson, Chief Financial Officer 240.744.5120 Bret D.S. McLeod, Senior Vice President 240.744.5216 Gee Lingberg, Vice President 240.744.5275

NEWS RELEASE

HOST HOTELS & RESORTS, INC. REPORTS THIRD QUARTER RESULTS

BETHESDA, MD; November 1, 2017 – Host Hotels & Resorts, Inc. (NYSE: HST) (“Host Hotels” or the “Company”), the nation’s largest lodging real estate investment trust (“REIT”), today announced that RevPAR for the third quarter matched its expectations despite the unexpected impact of Hurricanes Harvey and Irma and it anticipates a rebound in fourth quarter operations.

James F. Risoleo, President and Chief Executive Officer, said, “Our enterprise analytics and asset management teams did an outstanding job driving productivity and decreasing expenses during a quarter that was challenging due to the holiday shift and severe weather. Our continued focus on productivity improvements in rooms and food and beverage led to operating results that were better than we would have expected with this level of RevPAR. While Hurricanes Harvey and Irma meaningfully impacted operations, our team did an excellent job working with our operators and getting our properties back on-line. We are pleased with our solid performance and look forward to building on our progress to deliver significant value creation for Host Hotels’ stockholders.”

Operating Results 1

(in millions, except per share and hotel statistics)

	Quarter ended September 30,		Percent	Year-to-date ended September 30,		Percent
	2017	2016	Change	2017	2016	Change
Total revenues	$ 1,254	$ 1,295	(3.2)%	$ 4,043	$ 4,093	(1.2)%
Comparable hotel revenues (1)	1,136	1,166	(2.6)%	3,621	3,616	0.1%
Net income	105	108	(2.8)%	478	643	(25.7)%
Adjusted EBITDA (1)	317	342	(7.3)%	1,128	1,123	0.4%
Change in comparable hotel RevPAR:
Domestic properties	(0.7)%			1.6%
International properties - Constant US$	(31.0)%			(17.6)%
Total - Constant US$	(1.8)%			1.0%

Diluted earnings per share	$ 0.14	$ 0.14	—	$ 0.64	$ 0.85	(24.7)%
NAREIT FFO and Adjusted FFO per diluted share (1)	0.33	0.37	(10.8)%	1.27	1.28	(0.8)%

Key Highlights for the Quarter

The Company’s strategic goal is to be the preeminent owner of high-quality lodging real estate and to generate superior long-term returns for its stockholders. During the quarter, the Company executed on the following activities to enhance its portfolio and drive value:

•

The Company announced key organizational changes by promoting Nathan S. Tyrrell to the role of Executive Vice President and Chief Investment Officer, with responsibility for asset management and investments. Mr. Tyrrell’s 12-year history with the Company and knowledge of the business make him uniquely qualified to identify

(1)

NAREIT Funds From Operations (“FFO”) per diluted share, Adjusted FFO per diluted share, Adjusted EBITDA and comparable hotel results are non-GAAP (U.S. generally accepted accounting principles) financial measures within the meaning of the rules of the Securities and Exchange Commission (“SEC”). See the Notes to Financial Information on why the Company believes these supplemental measures and other non-GAAP financial measures identified in this press release are useful, reconciliations to the most directly comparable GAAP measure, and the limitations on the use of these supplemental measures.

strategic investments and direct a more fully integrated investment and asset management organization that will further strengthen and differentiate the Company’s portfolio. Additionally, in conjunction with the retirement of Gregory J. Larson as Chief Financial Officer later this month, the Company has named Michael D. Bluhm as his successor, who brings 25 years of investment banking experience in the lodging and leisure industry.

•

Completed the sale of the Sheraton Indianapolis Hotel at Keystone Crossing for $66 million and the Hilton Melbourne South Wharf for A$230 million ($184 million) and recorded a total gain, net of Australian capital gains tax, of approximately $36 million in the third quarter. The sale of the Hilton Melbourne completes the Company’s strategic exit from the Pacific region. On a smaller scale, subsequent to quarter end, the Company also sold the land at the Chicago Marriott O’Hare for approximately $10 million.

•

The Company is under contract to sell the Key Bridge Marriott for $190 million, including $8 million for FF&E replacement funds. The sale is expected to close by the end of the first quarter 2018, subject to customary closing conditions. As one of the sites near Washington, D.C. with the best potential for redevelopment, the Company worked closely with numerous stakeholders to enhance its value. The buyer is expected to redevelop the site for retail, residential and lodging.

•

The Company has obtained approvals for the rezoning of the golf course land at The Phoenician, A Luxury Collection Resort, subject to customary appeals. The Company’s revised masterplan includes an 18-hole golf course, new tennis complex and activity center and allows for 60 acres of residential development. The approved plan allows for a mix of single-family, townhome and condominium units with approximately 360 units. The property is being marketed to third parties for the residential development.

•

Negotiated new management agreements for two properties in the quarter, including the re-branding of The Ritz-Carlton, Buckhead in Atlanta to The Whitley, a Luxury Collection Hotel, that will be managed by HEI Hotels & Resorts. The Company continues to look for opportunities to drive individual hotel performance and create management agreement flexibility by appropriately matching a hotel and its operator, brand and contract terms, including expanding relationships with independent operators.

Operating Performance

GAAP Metrics

•

Net income decreased $3 million to $105 million for the quarter due to a decline in operating profit of 11.8%, partially offset by the increase in gain on sale of assets, net of tax. Year-to-date, net income decreased $165 million to $478 million primarily due to the decrease in gain on sale of assets, net of tax.

•

GAAP operating profit margin declined 100 basis points for the quarter and increased 40 basis points for year-to-date, primarily reflecting the difficult year-over-year comparisons in Brazil and the effects of the hurricanes.

•

Total revenues decreased 3.2% for the quarter and 1.2% for year-to-date, primarily due to a decrease of $39 million and $157 million, respectively, due to lost revenues from the sale of 14 hotels in 2016 and 2017. In addition, Hurricanes Harvey and Irma are estimated to have negatively affected total revenues by approximately $12 million this quarter, with approximately 65% of lost revenue coming from a decline in food and beverage revenues.

•	Diluted earnings per share remained consistent for the quarter and decreased by 24.7% for the year-to-date as a result of the above changes to net income.

Other Metrics

•

Comparable RevPAR on a constant dollar basis decreased 1.8% for the quarter, due to a 1.5% decrease in average room rate and a 30 basis point decrease in occupancy to 81.1%. Comparable RevPAR for the quarter was negatively impacted by 110 basis points as a result of difficult year-over-year comparisons in Brazil, which hosted the 2016 Summer Olympics. Further, Hurricanes Harvey and Irma are estimated to have negatively affected comparable RevPAR for the quarter by 45 basis points. Year-to-date, comparable RevPAR on a constant dollar basis improved 1.0%, driven by a 0.6% increase in average room rate and a 40 basis point increase in occupancy. Comparable hotel revenues decreased 2.6% for the third quarter and were essentially flat year-to-date.

•	Comparable hotel EBITDA decreased $17 million, or 5.3%, for the quarter. Year-to-date, comparable hotel EBITDA increased $5 million, or 0.5%.
•

For the quarter, comparable hotel EBITDA margin declined 75 basis points; however, approximately 85% of the decline is due to the difficult year-over-year comparisons of the properties in Brazil and the estimated effects of the hurricanes in the quarter. Year-to-date, comparable hotel EBITDA has benefited from a margin improvement of 10 basis points and an increase in comparable hotel food and beverage profit margin.
•

Adjusted EBITDA decreased $25 million, or 7.3%, for the quarter while year-to-date, Adjusted EBITDA increased $5 million, or 0.4%. Based on actual results compared to the anticipated results for the quarter, the Company estimates that the impact of the hurricanes was approximately $7 million in the quarter for both net income and Adjusted EBITDA.

•

Adjusted FFO per diluted share decreased 10.8% for the quarter and 0.8% year-to-date, reflecting the operating results described above and an increase in interest expense due to the issuance of the Series G Senior Notes earlier in the year.

Hurricanes Harvey and Irma

As previously discussed and reflected in the figures above, the Company’s operations were affected by Hurricanes Harvey and Irma in the third quarter and continue to be impacted by damages sustained during the storms. All four of the Company’s hotels in Houston remained operational during the hurricane. In Florida, due to evacuation mandates and loss of commercial power, seven of the Company’s nine consolidated properties were temporarily closed, however, all have since reopened, although approximately 320 rooms remain out of service. Based on the operating readiness and level of property damage sustained, the Company did not remove any properties from its comparable operations for the quarter and its full year forecast. The Company is still evaluating the complete property and business interruption impacts of the storms.

Capital Allocation

Redevelopment and Return On Investment (“ROI”) Capital Projects

The Company deployed approximately $21 million and $53 million in the third quarter and year-to-date, respectively, on redevelopment and ROI capital expenditures. During the third quarter, the Company completed the pool renovation and restaurant repositioning at The Phoenician as part of a multi-year project, as well as the redesign of restaurant and meeting space at The Ritz-Carlton, Buckhead.

For full-year 2017, the Company expects to invest a total of approximately $90 million to $100 million in redevelopment projects and ROI capital expenditures. Additional information regarding the Company’s capital projects can be found at www.hosthotels.com.

Renewal and Replacement Expenditures

The Company deployed approximately $44 million and $155 million in the third quarter and year-to-date, respectively, for renewal and replacement capital expenditures. Projects completed during the third quarter included the renovation of the 48,000-square foot ballroom at the New Orleans Marriott, as well as ballroom renovations at the JW Marriott Hotel Mexico City, the JW Marriott Atlanta Buckhead and The Ritz-Carlton, Naples.

For 2017, the Company expects to invest a total of $270 million to $300 million in renewal and replacement capital expenditures, which includes additional expected spend related to replacements for hurricane damage.

Dividends

The Company paid a regular quarterly cash dividend of $0.20 per share on its common stock on October 16, 2017 to stockholders of record as of September 29, 2017. All dividends are subject to approval by the Company’s Board of Directors. The Company has not repurchased any shares in 2017 and has $500 million of capacity available under its current repurchase program.

Balance Sheet

“We continue to maintain a very strong balance sheet, which provides optionality and ample financial flexibility to continue creating value for stockholders,” said Gregory J. Larson, Executive Vice President and Chief Financial Officer.

At September 30, 2017, the Company had approximately $789 million of unrestricted cash and $807 million of available capacity remaining under the revolver portion of its credit facility. During the quarter, the Company repaid A$50 million ($39 million) on the revolver portion of its credit facility and the A$86 million ($69 million) mortgage loan in connection with the sale of the Hilton Melbourne South Wharf. Total debt as of September 30, 2017, was $4.0 billion, with an average maturity of 5.4 years and an average interest rate of 3.9%.

2017 Outlook

The Company anticipates that its 2017 operating results as compared to the prior year will change in the following range:

	Previous Full Year 2017 Guidance	Current Full Year 2017 Guidance	Change in Full Year 2017 Guidance to the Mid-Point
Total comparable hotel RevPAR - Constant US$	1.0% to 1.75%	1.15% to 1.35%	(12.5 bps)
Total revenues under GAAP	(1.1)% to (0.1)%	(1.0)% to (0.8)%	(30 bps)
Operating profit margin under GAAP	10 bps to 60 bps	30 bps to 50 bps	5 bps
Comparable hotel EBITDA margins	(15 bps) to 15 bps	0 bps to 10 bps	5 bps

Based upon the above parameters, the Company estimates its 2017 guidance as follows:

	Previous Full Year 2017 Guidance	Current Full Year 2017 Guidance	Change in Full Year 2017 Guidance to the Mid-Point
Net income (in millions)	$615 to $646	$580 to $590	$(46)
Adjusted EBITDA (in millions)	$1,460 to $1,495	$1,470 to $1,480	$(2.5)
Earnings per diluted share	$.80 to $.84	$.78 to $.79	$(.04)
NAREIT FFO per diluted share	$1.64 to $1.68	$1.65 to $1.66	$(.01)
Adjusted FFO per diluted share	$1.64 to $1.68	$1.65 to $1.67	$—

See the 2017 Forecast Schedules and the Notes to Financial Information for other assumptions used in the forecasts and items that may affect forecast results.

About Host Hotels & Resorts

Host Hotels & Resorts, Inc. is an S&P 500 and Fortune 500 company and is the largest lodging real estate investment trust and one of the largest owners of luxury and upper-upscale hotels. The Company currently owns 88 properties in the United States and six properties internationally totaling approximately 52,500 rooms. The Company also holds non-controlling interests in seven joint ventures, including one in Europe that owns 10 hotels with approximately 3,900 rooms. Guided by a disciplined approach to capital allocation and aggressive asset management, the Company partners with premium brands such as Marriott®, Ritz-Carlton®, Westin®, Sheraton®, W®, St. Regis®, Le Méridien®, The Luxury Collection®, Hyatt®, Fairmont®, Hilton®, Swissôtel®, ibis® and Novotel®, as well as independent brands in the operation of properties in over 50 major markets. For additional information, please visit the Company’s website at www.hosthotels.com.

Note: This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements include forecast results and are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “plan,” “predict,” “project,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: changes in national and local economic and business conditions and other factors such as natural disasters, pandemics and weather that will affect occupancy rates at our hotels and the demand for hotel products and services; the impact of geopolitical developments outside the U.S. on lodging demand; volatility in global financial and credit markets; operating risks associated with the hotel business; risks and limitations in our operating flexibility associated with the level of our indebtedness and our ability to meet covenants in our debt agreements; risks associated with our relationships with property managers and joint venture partners; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; the effects of hotel renovations on our hotel occupancy and financial results; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; risks associated with our ability to complete acquisitions and dispositions and develop new properties and the risks that acquisitions and new developments may not perform in accordance with our expectations; our ability to continue to satisfy complex rules in order for us to remain a REIT for federal income tax purposes; risks associated with our ability to effectuate our dividend policy, including factors such as operating results and the economic outlook influencing our board’s decision whether to pay further dividends at levels previously disclosed or to use available cash to make special dividends; and other risks and uncertainties associated with our business described in the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of November 1, 2017, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

*

This press release contains registered trademarks that are the exclusive property of their respective owners. None of the owners of these trademarks has any responsibility or liability for any information contained in this press release.

*** Tables to Follow ***

Host Hotels & Resorts, Inc., herein referred to as “we” or “Host Inc.,” is a self-managed and self-administered real estate investment trust that owns hotel properties. We conduct our operations as an umbrella partnership REIT through an operating partnership, Host Hotels & Resorts, L.P. (“Host LP”), of which we are the sole general partner. When distinguishing between Host Inc. and Host LP, the primary difference is approximately 1% of the partnership interests in Host LP held by outside partners as of September 30, 2017, which is non-controlling interests in Host LP in our consolidated balance sheets and is included in net income attributable to non-controlling interests in our consolidated statements of operations. Readers are encouraged to find further detail regarding our organizational structure in our annual report on Form 10-K.

HOST HOTELS & RESORTS, INC.

Condensed Consolidated Balance Sheets (1)

(in millions, except shares and per share amounts)

	September 30, 2017	December 31, 2016
	(unaudited)
ASSETS
Property and equipment, net	$10,014	$10,145
Assets held for sale	67	150
Due from managers	116	55
Advances to and investments in affiliates	319	286
Furniture, fixtures and equipment replacement fund	183	173
Other	283	225
Restricted cash	—	2
Cash and cash equivalents	789	372
Total assets	$11,771	$11,408

LIABILITIES, NON-CONTROLLING INTERESTS AND EQUITY
Debt
Senior notes	$2,777	$2,380
Credit facility, including the term loans of $996 million and $997 million, respectively	1,184	1,206
Mortgage debt and other	—	63
Total debt	3,961	3,649
Accounts payable and accrued expenses	250	278
Other	295	283
Total liabilities	4,506	4,210

Non-controlling interests - Host Hotels & Resorts, L.P.	157	165

Host Hotels & Resorts, Inc. stockholders’ equity:
Common stock, par value $.01, 1,050 million shares authorized, 738.9 million shares and 737.8 million shares issued and outstanding, respectively	7	7
Additional paid-in capital	8,103	8,077
Accumulated other comprehensive loss	(57)	(83)
Deficit	(974)	(1,007)
Total equity of Host Hotels & Resorts, Inc. stockholders	7,079	6,994
Non-controlling interests—other consolidated partnerships	29	39
Total equity	7,108	7,033
Total liabilities, non-controlling interests and equity	$11,771	$11,408
___________
(1)

Our condensed consolidated balance sheet as of September 30, 2017 has been prepared without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with GAAP have been omitted.

HOST HOTELS & RESORTS, INC.

Condensed Consolidated Statements of Operations (1)

(unaudited, in millions, except per share amounts)

	Quarter ended September 30,		Year-to-date ended September 30,
	2017	2016	2017	2016
Revenues
Rooms	$860	$879	$2,643	$2,655
Food and beverage	314	336	1,152	1,183
Other	80	80	248	255
Total revenues	1,254	1,295	4,043	4,093
Expenses
Rooms	227	225	676	674
Food and beverage	242	257	794	830
Other departmental and support expenses	309	321	952	981
Management fees	53	54	178	177
Other property-level expenses	97	96	294	289
Depreciation and amortization	176	182	534	541
Corporate and other expenses(2)	24	28	79	82
Gain on insurance and business interruption settlements	(1)	(12)	(6)	(15)
Total operating costs and expenses	1,127	1,151	3,501	3,559
Operating profit	127	144	542	534
Interest income	2	—	4	2
Interest expense	(43)	(38)	(125)	(116)
Gain on sale of assets	59	14	105	245
Gain (loss) on foreign currency transactions and derivatives	(2)	(1)	(4)	1
Equity in earnings of affiliates	4	8	19	19
Income before income taxes	147	127	541	685
Provision for income taxes	(42)	(19)	(63)	(42)
Net income	105	108	478	643
Less: Net income attributable to non-controlling interests	(1)	(1)	(6)	(7)
Net income attributable to Host Inc.	$104	$107	$472	$636
Basic and diluted earnings per common share	$.14	$.14	$.64	$.85
___________
(1)

Our condensed consolidated statements of operations presented above have been prepared without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with GAAP have been omitted.

(2)	Corporate and other expenses include the following items:
	Quarter ended September 30,		Year-to-date ended September 30,
	2017	2016	2017	2016
General and administrative costs	$21	$26	$70	$74
Non-cash stock-based compensation expense	3	2	8	8
Litigation accruals and acquisition costs, net	—	—	1	—
Total	$24	$28	$79	$82

HOST HOTELS & RESORTS, INC.

Earnings per Common Share

(unaudited, in millions, except per share amounts)

	Quarter ended September 30,		Year-to-date ended September 30,
	2017	2016	2017	2016
Net income	$105	$108	$478	$643
Less: Net income attributable to non-controlling interests	(1)	(1)	(6)	(7)
Net income attributable to Host Inc.	$104	$107	$472	$636

Basic weighted average shares outstanding	738.8	740.6	738.5	744.8
Assuming distribution of common shares granted under the comprehensive stock plans, less shares assumed purchased at market	.2	.5	.2	.4
Diluted weighted average shares outstanding (1)	739.0	741.1	738.7	745.2
Basic and diluted earnings per common share	$.14	$.14	$.64	$.85
___________
(1)

Dilutive securities may include shares granted under comprehensive stock plans, preferred operating partnership units (“OP Units”) held by minority partners and other non-controlling interests that have the option to convert their limited partnership interests to common OP Units. No effect is shown for any securities that were anti-dilutive for the period.

HOST HOTELS & RESORTS, INC.

Hotel Operating Data for Consolidated Hotels (1)

Comparable Hotels by Market in Constant US$ (by RevPAR)

	As of September 30, 2017		Quarter ended September 30, 2017			Quarter ended September 30, 2016
Market (2)	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Hawaii	3	1,682	$325.44	92.4%	$300.75	$316.67	92.5%	$292.77	2.7%
Seattle	2	1,315	267.84	93.6	250.75	258.78	90.9	235.26	6.6
New York	8	6,961	271.00	91.3	247.53	280.23	89.8	251.75	(1.7)
San Francisco	4	2,912	256.52	89.4	229.21	252.99	86.8	219.71	4.3
Boston	4	3,185	244.72	88.5	216.68	242.48	90.5	219.42	(1.2)
San Diego	3	2,981	225.90	86.5	195.47	213.13	91.4	194.80	0.3
Los Angeles	7	2,843	214.72	87.7	188.40	216.17	86.9	187.75	0.3
Chicago	6	2,392	204.47	88.5	180.94	216.88	87.0	188.71	(4.1)
Denver	2	735	190.27	88.6	168.50	189.33	85.5	161.91	4.1
Washington, D.C.	12	6,024	193.93	82.5	160.05	193.50	81.4	157.43	1.7
Atlanta	5	1,939	189.32	75.9	143.69	189.85	80.3	152.43	(5.7)
Florida	8	4,559	181.83	62.1	112.92	182.06	68.0	123.72	(8.7)
Houston	4	1,716	168.11	66.3	111.49	167.78	67.7	113.58	(1.8)
Phoenix	4	1,518	142.34	65.7	93.47	147.53	58.0	85.57	9.2
Other	9	5,784	160.58	71.9	115.42	169.12	71.5	120.96	(4.6)
Domestic	81	46,546	219.88	81.6	179.38	221.01	81.8	180.69	(0.7)

Canada	2	849	192.87	79.4	153.11	198.84	76.7	152.45	0.4
Latin America	4	962	167.13	58.7	98.08	299.89	67.9	203.58	(51.8)
International	6	1,811	181.13	68.4	123.87	249.47	72.0	179.62	(31.0)
All Markets - Constant US$	87	48,357	218.65	81.1	177.30	221.95	81.4	180.65	(1.8)

All Owned Hotels in Constant US$ (3)

	As of September 30, 2017		Quarter ended September 30, 2017			Quarter ended September 30, 2016
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Comparable Hotels	87	48,357	$218.65	81.1%	$177.30	$221.95	81.4%	$180.65	(1.8)%
Non-comparable Hotels (Pro forma)	7	4,203	224.97	76.4	171.82	232.68	72.2	167.93	2.3
All Hotels	94	52,560	219.13	80.7	176.87	222.72	80.7	179.63	(1.5)

Comparable Hotels in Nominal US$

	As of September 30, 2017		Quarter ended September 30, 2017			Quarter ended September 30, 2016
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Canada	2	849	$192.87	79.4%	$153.11	$191.03	76.7%	$146.46	4.5%
Latin America	4	962	167.13	58.7	98.08	290.57	67.9	197.25	(50.3)
International	6	1,811	181.13	68.4	123.87	240.91	72.0	173.45	(28.6)
Domestic	81	46,546	219.88	81.6	179.38	221.01	81.8	180.69	(0.7)
All Markets	87	48,357	218.65	81.1	177.30	221.67	81.4	180.41	(1.7)

HOST HOTELS & RESORTS, INC.

Hotel Operating Data for Consolidated Hotels (1)

Comparable Hotels by Market in Constant US$ (by RevPAR)

	As of September 30, 2017		Year-to-date ended September 30, 2017			Year-to-date ended September 30, 2016
Market (2)	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Hawaii	3	1,682	$339.86	90.9%	$308.79	$326.28	91.4%	$298.38	3.5%
New York	8	6,961	263.14	86.7	228.26	268.49	86.4	232.10	(1.7)
San Francisco	4	2,912	260.60	84.6	220.45	264.71	84.7	224.10	(1.6)
Seattle	2	1,315	242.23	86.8	210.24	226.40	81.8	185.30	13.5
Boston	4	3,185	237.07	82.5	195.54	231.85	82.1	190.45	2.7
San Diego	3	2,981	223.18	84.3	188.08	210.42	86.0	181.05	3.9
Washington, D.C.	12	6,024	224.01	80.8	181.02	212.48	79.6	169.20	7.0
Los Angeles	7	2,843	208.11	85.1	177.05	206.35	84.5	174.42	1.5
Florida	8	4,559	235.84	73.2	172.56	230.87	75.5	174.35	(1.0)
Chicago	6	2,392	197.01	79.6	156.82	201.88	77.6	156.57	0.2
Phoenix	4	1,518	208.06	74.1	154.14	213.44	68.4	146.04	5.5
Atlanta	5	1,939	192.65	78.1	150.46	192.39	79.4	152.70	(1.5)
Denver	2	735	181.43	82.1	149.03	181.35	76.0	137.85	8.1
Houston	4	1,716	179.40	71.8	128.87	182.61	73.6	134.44	(4.1)
Other	9	5,784	177.70	74.2	131.85	180.51	72.4	130.72	0.9
Domestic	81	46,546	228.30	80.8	184.44	226.16	80.3	181.55	1.6

Canada	2	849	179.33	65.9	118.18	176.57	63.9	112.79	4.8
Latin America	4	962	177.99	59.2	105.44	232.98	66.5	154.82	(31.9)
International	6	1,811	178.65	62.4	111.41	207.10	65.2	135.13	(17.6)
All Markets - Constant US$	87	48,357	226.85	80.1	181.70	225.58	79.7	179.81	1.0

All Owned Hotels in Constant US$ (3)

	As of September 30, 2017		Year-to-date ended September 30, 2017			Year-to-date ended September 30, 2016
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Comparable Hotels	87	48,357	$226.85	80.1%	$181.70	$225.58	79.7%	$179.81	1.0%
Non-comparable Hotels (Pro forma)	7	4,203	248.19	77.2	191.61	248.13	70.3	174.45	9.8
All Hotels	94	52,560	228.50	79.9	182.49	227.18	79.0	179.38	1.7

Comparable Hotels in Nominal US$

	As of September 30, 2017		Year-to-date ended September 30, 2017			Year-to-date ended September 30, 2016
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Canada	2	849	$179.33	65.9%	$118.18	$174.32	63.9%	$111.35	6.1%
Latin America	4	962	177.99	59.2	105.44	223.43	66.5	148.48	(29.0)
International	6	1,811	178.65	62.4	111.41	200.90	65.2	131.08	(15.0)
Domestic	81	46,546	228.30	80.8	184.44	226.16	80.3	181.55	1.6
All Markets	87	48,357	226.85	80.1	181.70	225.39	79.7	179.66	1.1

(1)

See the Notes to Financial Information for a discussion of comparable hotel operating statistics and constant US$ presentation. Nominal US$ results include the effect of currency fluctuations, consistent with our financial statement presentation.

(2)	See the Notes to Financial Information for a description of these markets.
(3)

Operating statistics are presented for all consolidated properties owned as of September 30, 2017 and do not include the results of operations for properties sold in 2017 or 2016. Additionally, all owned hotel operating statistics include hotels that we did not own for the entirety of the periods presented and properties that are undergoing large-scale capital projects during the periods presented and, therefore, are not considered comparable hotel information upon which we usually evaluate our performance. Specifically, comparable RevPAR is calculated as revenues divided by the available room nights, which will rarely vary on a year-over-year basis. Conversely, the available room nights included in the non-comparable RevPAR statistic will vary widely based on the timing of hotel closings, the scope of a capital project, or the development of a new property. See the Notes to Financial Information for further information on these pro forma statistics and the limitations on their use.

•

Non-comparable hotels (pro forma) - This represents five hotels under significant renovations in either 2016 or 2017: The Axiom Hotel, the Hyatt Regency San Francisco Airport, the Denver Marriott Tech Center, the Marriott Marquis San Diego Marina and the Phoenician. It also includes the Don CeSar and W Hollywood, acquired in 2017, which are presented on a pro forma basis assuming we owned the hotels as of January 1, 2016 and includes historical operating data for periods prior to our ownership. As a result, the RevPAR increase of 2.3% and 9.8% for the quarter and year-to-date, respectively, for these seven hotels is considered non-comparable.

HOST HOTELS & RESORTS, INC.

Hotel Operating Data for Consolidated Hotels (1) (cont.)

HOST HOTELS & RESORTS, INC.

Hotel Operating Data – European Joint Venture

	As of September 30, 2017		Quarter ended September 30, 2017			Quarter ended September 30, 2016
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Total comparable - in Constant Euros (1)	10	3,902	€222.07	81.9%	€181.94	€223.65	78.8%	€176.25	3.2%
Total comparable - in Nominal Euros (1)	10	3,902	222.07	81.9	181.94	225.27	78.8	177.53	2.5

	As of September 30, 2017		Year-to-date ended September 30, 2017			Year-to-date ended September 30, 2016
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Total comparable - in Constant Euros (1)	10	3,902	€217.66	78.3%	€170.48	€215.71	74.3%	€160.18	6.4%
Total comparable - in Nominal Euros (1)	10	3,902	217.66	78.3	170.48	218.16	74.3	161.99	5.2
___________
(1)

Total comparable statistics include the operating performance for all 10 properties in the joint venture (determined on the same basis as our consolidated comparable hotel portfolio). See Notes to Financial Information for a discussion of the constant Euro and nominal Euro presentation.

HOST HOTELS & RESORTS, INC.

Schedule of Comparable Hotel Results (1)

(unaudited, in millions, except hotel statistics)

	Quarter ended September 30,		Year-to-date ended September 30,
	2017	2016	2017	2016
Number of hotels	87	87	87	87
Number of rooms	48,357	48,357	48,357	48,357
Change in comparable hotel RevPAR -
Constant US$	(1.8)%	—	1.0%	—
Nominal US$	(1.7)%	—	1.1%	—
Operating profit margin (2)	10.1%	11.1%	13.4%	13.0%
Comparable hotel EBITDA margin (2)	26.1%	26.85%	28.0%	27.9%
Food and beverage profit margin (2)	22.9%	23.5%	31.1%	29.8%
Comparable hotel food and beverage profit margin (2)	22.9%	23.3%	30.9%	29.9%

Net income	$105	$108	$478	$643
Depreciation and amortization	176	182	534	541
Interest expense	43	38	125	116
Provision for income taxes	42	19	63	42
Gain on sale of property and corporate level income/expense	(39)	7	(45)	(185)
Non-comparable hotel results, net (3)	(31)	(41)	(140)	(147)
Comparable hotel EBITDA	$296	$313	$1,015	$1,010

	Quarter ended September 30, 2017				Quarter ended September 30, 2016
		Adjustments				Adjustments
	GAAP Results	Non-comparable hotel results, net(3)	Depreciation and corporate level items	Comparable Hotel Results	GAAP Results	Non-comparable hotel results, net(3)	Depreciation and corporate level items	Comparable Hotel Results
Revenues
Room	$860	$(71)	$—	$789	$879	$(76)	$—	$803
Food and beverage	314	(35)	—	279	336	(40)	—	296
Other	80	(12)	—	68	80	(13)	—	67
Total revenues	1,254	(118)	—	1,136	1,295	(129)	—	1,166
Expenses
Room	227	(18)	—	209	225	(19)	—	206
Food and beverage	242	(27)	—	215	257	(30)	—	227
Other	459	(43)	—	416	471	(51)	—	420
Depreciation and amortization	176	—	(176)	—	182	—	(182)	—
Corporate and other expenses	24	—	(24)	—	28	—	(28)	—
Gain on insurance and business interruption settlements	(1)	1	—	—	(12)	12	—	—
Total expenses	1,127	(87)	(200)	840	1,151	(88)	(210)	853
Operating Profit - Comparable Hotel EBITDA	$127	$(31)	$200	$296	$144	$(41)	$210	$313

HOST HOTELS & RESORTS, INC.

Schedule of Comparable Hotel Results (1)

(unaudited, in millions, except hotel statistics)

	Year-to-date ended September 30, 2017				Year-to-date ended September 30, 2016
		Adjustments				Adjustments
	GAAP Results	Non-comparable hotel results, net(3)	Depreciation and corporate level items	Comparable Hotel Results	GAAP Results	Non-comparable hotel results, net(3)	Depreciation and corporate level items	Comparable Hotel Results
Revenues
Room	$2,643	$(244)	$—	$2,399	$2,655	$(275)	$—	$2,380
Food and beverage	1,152	(133)	—	1,019	1,183	(148)	—	1,035
Other	248	(45)	—	203	255	(54)	—	201
Total revenues	4,043	(422)	—	3,621	4,093	(477)	—	3,616
Expenses
Room	676	(58)	—	618	674	(68)	—	606
Food and beverage	794	(90)	—	704	830	(104)	—	726
Other	1,424	(140)	—	1,284	1,447	(173)	—	1,274
Depreciation and amortization	534	—	(534)	—	541	—	(541)	—
Corporate and other expenses	79	—	(79)	—	82	—	(82)	—
Gain on insurance and business interruption settlements	(6)	6	—	—	(15)	15	—	—
Total expenses	3,501	(282)	(613)	2,606	3,559	(330)	(623)	2,606
Operating Profit - Comparable Hotel EBITDA	$542	$(140)	$613	$1,015	$534	$(147)	$623	$1,010
___________

(1)

See the Notes to Financial Information for a discussion of non-GAAP measures and the calculation of comparable hotel results. For additional information on comparable hotel EBITDA by market, see the supplemental information posted on our website.

(2)

Profit margins are calculated by dividing the applicable operating profit by the related revenue amount. GAAP operating profit margins are calculated using amounts presented in the condensed consolidated statements of operations. Comparable hotel margins are calculated using amounts presented in the above tables.

(3)

Non-comparable hotel results, net, includes the following items: (i) the results of operations of our non-comparable hotels and sold hotels, which operations are included in our condensed consolidated statements of operations as continuing operations, (ii) gains on insurance settlements and business interruption proceeds, and (iii) the results of our office spaces and other non-hotel income.

HOST HOTELS & RESORTS, INC.

Other Financial Data

(unaudited, in millions, except per share amounts)

			September 30, 2017	December 31, 2016
Equity
Common shares outstanding			738.9	737.8
Common shares outstanding assuming conversion of OP Units (1)			747.4	746.5
Preferred OP Units outstanding			.02	.02

Security pricing
Common stock (2)			$18.49	$18.84

			Quarter ended	Year-to-date ended
			September 30,	September 30,
Dividends declared per common share
2017			$.20	$.60
2016			.20	.60

Debt
Senior debt	Rate	Maturity date	September 30, 2017	December 31, 2016
Series Z	6%	10/2021	$298	$297
Series B	5 1⁄4%	3/2022	348	347
Series C	4 3⁄4%	3/2023	446	446
Series D	3 3⁄4%	10/2023	398	398
Series E	4%	6/2025	496	496
Series F	4 1⁄2%	2/2026	396	396
Series G	3 7⁄8%	4/2024	395	—
2017 Credit facility term loan	2.3%	5/2021	498	500
2015 Credit facility term loan	2.3%	9/2020	498	497
Credit facility revolver (3)	1.6%	5/2021	188	209
			3,961	3,586
Mortgage debt and other
Mortgage debt and other (non-recourse)	—	—	—	63
Total debt (4)(5)			$3,961	$3,649
Percentage of fixed rate debt			70%	65%
Weighted average interest rate			3.9%	3.8%
Weighted average debt maturity			5.4 years	5.2 years

			Forecast Full Year 2017
Forecast GAAP interest expense (6)			$169
Forecast cash interest, net (6)			$160
Forecast GAAP cash provided by operating activities (7)			$1,210
Forecast adjusted cash from operations (7)			$925
___________
(1)

Each OP Unit is redeemable for cash or, at our option, for 1.021494 common shares of Host Inc. At September 30, 2017 and December 31, 2016, there were 8.3 million and 8.6 million common OP Units, respectively, held by non-controlling interests.

(2)	Share prices are the closing price as reported by the New York Stock Exchange.
(3)	The interest rate shown is the weighted average rate of the outstanding credit facility at September 30, 2017.
(4)

In accordance with GAAP, total debt includes the debt of entities that we consolidate, but of which we do not own 100%, and excludes the debt of entities that we do not consolidate, but of which we have a non-controlling ownership interest and record our investment therein under the equity method of accounting. As of September 30, 2017, our share of debt in unconsolidated investments is $413 million and none of our debt is attributable to non-controlling interests.

(5)	Total debt as of September 30, 2017 and December 31, 2016 includes net discounts and deferred financing costs of $32 million and $25 million, respectively.
(6)

Reflects 2017 forecast cash interest expense, net of debt extinguishment costs, as of the balance sheet date. The following chart reconciles GAAP interest expense to forecast cash interest expense for Forecast Full Year 2017. See footnote (1) to the Reconciliation of Net Income to EBITDA, Adjusted EBITDA and NAREIT and Adjusted Funds From Operations per diluted share for 2017 Forecasts for full year forecast assumptions:

Forecast GAAP interest expense full year 2017	$169
Amortization of deferred financing costs	(7)
Change in accrued interest	(2)
Forecast cash interest full year 2017, net	$160

See the Notes to Financial Information for a discussion of non-GAAP measures.

(7)	The following chart reconciles Forecast Full Year 2017 GAAP cash provided by operating activities to forecast adjusted cash from operations:
Forecast Full Year 2017
Forecast GAAP cash provided by operating activities	$1,210
Renewal and replacement expenditures	(285)
Forecast adjusted cash from operations	$925

See the Notes to Financial Information for a discussion of non-GAAP measures.

HOST HOTELS & RESORTS, INC.

Reconciliation of Net Income to

EBITDA and Adjusted EBITDA (1)

(unaudited, in millions)

	Quarter ended September 30,		Year-to-date ended September 30,
	2017	2016	2017	2016
Net income (2)	$105	$108	$478	$643
Interest expense	43	38	125	116
Depreciation and amortization	176	182	534	541
Income taxes	42	19	63	42
EBITDA (2)	366	347	1,200	1,342
Gain on dispositions (3)	(58)	(12)	(101)	(242)
Gain on property insurance settlement	(1)	—	(1)	(1)
Acquisition costs	—	—	1	—
Equity investment adjustments:
Equity in earnings of affiliates	(4)	(8)	(19)	(19)
Pro rata Adjusted EBITDA of equity investments	16	17	55	51
Consolidated partnership adjustments:
Pro rata Adjusted EBITDA attributable to non-controlling partners in other consolidated partnerships	(2)	(2)	(7)	(8)
Adjusted EBITDA (2)	$317	$342	$1,128	$1,123
___________
(1)	See the Notes to Financial Information for discussion of non-GAAP measures.
(2)

Net Income, EBITDA, Adjusted EBITDA, NAREIT FFO and Adjusted FFO include a gain of $1 million for the quarter ended September 30, 2016, and $1 million and $2 million for the year-to-date periods ended September 30, 2017 and 2016, respectively, for the sale of the portion of land attributable to individual units sold by the Maui timeshare joint venture.

(3)	Reflects the sale of four hotels in 2017 and the sale of ten hotels in 2016.

HOST HOTELS & RESORTS, INC.

Reconciliation of Net Income to NAREIT and

Adjusted Funds From Operations per Diluted Share (1)

(unaudited, in millions, except per share amounts)

	Quarter ended September 30,		Year-to-date ended September 30,
	2017	2016	2017	2016
Net income (2)	$105	$108	$478	$643
Less: Net income attributable to non-controlling interests	(1)	(1)	(6)	(7)
Net income attributable to Host Inc.	104	107	472	636
Adjustments:
Gain on dispositions (3)	(58)	(12)	(101)	(242)
Tax on dispositions	22	—	22	9
Gain on property insurance settlement	(1)	—	(1)	(1)
Depreciation and amortization	175	181	532	538
Equity investment adjustments:
Equity in earnings of affiliates	(4)	(8)	(19)	(19)
Pro rata FFO of equity investments	11	13	39	38
Consolidated partnership adjustments:
FFO adjustment for non-controlling partnerships	(1)	(1)	(2)	(3)
FFO adjustments for non-controlling interests of Host L.P.	(1)	(2)	(6)	(3)
NAREIT FFO (2)	247	278	936	953
Adjustments to NAREIT FFO:
Acquisition costs	—	—	1	—
Loss on debt extinguishment	—	—	1	—
Adjusted FFO (2)	$247	$278	$938	$953

For calculation on a per share basis(4):
Diluted weighted average shares outstanding - EPS, NAREIT FFO and Adjusted FFO	739.0	741.1	738.7	745.2
NAREIT FFO and Adjusted FFO per diluted share	$.33	$.37	$1.27	$1.28
___________
(1-3)	Refer to the corresponding footnote on the Reconciliation of Net Income to EBITDA and Adjusted EBITDA.
(4)

Earnings per diluted share and NAREIT FFO and Adjusted FFO per diluted share are adjusted for the effects of dilutive securities. Dilutive securities may include shares granted under comprehensive stock plans, preferred OP units held by non-controlling partners and other non-controlling interests that have the option to convert their limited partnership interests to common OP units. No effect is shown for securities if they are anti-dilutive.

HOST HOTELS & RESORTS, INC.

Reconciliation of Net Income to EBITDA, Adjusted EBITDA and

NAREIT and Adjusted Funds From Operations per Diluted Share for 2017 Forecasts (1)

(unaudited, in millions, except per share amounts)

	Full Year 2017
	Low-end of range	High-end of range
Net income	$580	$590
Interest expense	169	169
Depreciation and amortization	712	712
Income taxes	73	73
EBITDA	1,534	1,544
Gain on dispositions	(101)	(101)
Gain on property insurance settlement	(1)	(1)
Acquisition costs	1	1
Equity investment adjustments:
Equity in earnings of affiliates	(22)	(22)
Pro rata Adjusted EBITDA of equity investments	68	68
Consolidated partnership adjustments:
Pro rata Adjusted EBITDA attributable to non-controlling partners in other consolidated partnerships	(9)	(9)
Adjusted EBITDA	$1,470	$1,480

	Full Year 2017
	Low-end of range	High-end of range
Net income	$580	$590
Less: Net income attributable to non-controlling interests	(7)	(7)
Net income attributable to Host Inc.	573	583
Gain on dispositions	(101)	(101)
Tax on dispositions	22	22
Gain on property insurance settlement	(1)	(1)
Depreciation and amortization	709	709
Equity investment adjustments:
Equity in earnings of affiliates	(22)	(22)
Pro rata FFO of equity investments	50	50
Consolidated partnership adjustments:
FFO adjustment for non-controlling partners in other consolidated partnerships	(3)	(3)
FFO adjustment for non-controlling interests of Host LP	(8)	(8)
NAREIT FFO	1,219	1,229
Acquisition costs	1	1
Loss on debt extinguishments	1	1
Adjusted FFO	$1,221	$1,231

Weighted average diluted shares - EPS, NAREIT and Adjusted FFO	738.8	738.8
Earnings per diluted share	$0.78	$0.79
NAREIT FFO per diluted share	$1.65	$1.66
Adjusted FFO per diluted share	$1.65	$1.67
___________

(1)	The forecasts are based on the below assumptions:
•

Total comparable hotel RevPAR in constant US$ will increase 1.15% to 1.35% for the low and high end of the forecast range, which excludes the effect of changes in foreign currency. However, the effect of estimated changes in foreign currency has been reflected in the forecast of net income, EBITDA, earnings per diluted share and Adjusted FFO per diluted share.

•	Comparable hotel EBITDA margins will remain constant or increase 10 basis points for the low and high ends of the forecasted range, respectively.
•	We expect to spend approximately $90 million to $100 million on ROI/redevelopment capital expenditures and approximately $270 million to $300 million on renewal and replacement expenditures.
•	The above forecast assumes the sale of the Key Bridge Marriott will not occur until the first quarter of 2018. The sale is subject to customary closing conditions which may not be satisfied.

For a discussion of additional items that may affect forecasted results, see the Notes to Financial Information.

HOST HOTELS & RESORTS, INC.

Schedule of Comparable Hotel Results

for 2017 Forecasts (1)

(unaudited, in millions, except hotel statistics)

			Full Year 2017
			Low-end of range	High-end of range
Operating profit margin (2)			12.9%	13.1%
Comparable hotel EBITDA margin (3)			27.75%	27.85%

Net income			$580	$590
Depreciation and amortization			712	712
Interest expense			169	169
Provision for income taxes			73	73
Gain on sale of property and corporate level income/expense			(23)	(23)
Non-comparable hotel results, net(4)			(172)	(175)
Comparable hotel EBITDA			$1,339	$1,346

	Low-end of range
		Adjustments
	GAAP Results	Non-comparable hotel results, net(4)	Depreciation and corporate level items	Comparable Hotel Results
Revenues
Rooms	$3,495	$(320)	$—	$3,175
Food and beverage	1,559	(181)	—	1,378
Other	319	(47)	—	272
Total revenues	5,373	(548)	—	4,825
Expenses
Hotel expenses	3,868	(382)	—	3,486
Depreciation	712	—	(712)	—
Corporate and other expenses	105	—	(105)	—
Gain on insurance and business interruption settlements	(6)	6	—	—
Total expenses	4,679	(376)	(817)	3,486
Operating Profit - Comparable Hotel EBITDA	$694	$(172)	$817	$1,339

	High-end of range
		Adjustments
	GAAP Results	Non-comparable hotel results, net(4)	Depreciation and corporate level items	Comparable Hotel Results
Revenues
Rooms	$3,501	$(320)	$—	$3,181
Food and beverage	1,562	(182)	—	1,380
Other	322	(49)	—	273
Total revenues	5,385	(551)	—	4,834
Expenses
Hotel expenses	3,870	(382)	—	3,488
Depreciation and amortization	712	—	(712)	—
Corporate and other expenses	105	—	(105)	—
Gain on insurance and business interruption settlements	(6)	6	—	—
Total expenses	4,681	(376)	(817)	3,488
Operating Profit - Comparable Hotel EBITDA	$704	$(175)	$817	$1,346
___________

HOST HOTELS & RESORTS, INC.

Schedule of Comparable Hotel Results

for 2017 Forecasts (1) (cont.)

(unaudited, in millions, except hotel statistics)

(1)

Forecast comparable hotel results include 87 hotels that we have assumed will be classified as comparable as of December 31, 2017. See “Comparable Hotel Operating Statistics” in the Notes to Financial Information. No assurances can be made as to the hotels that will be in the comparable hotel set for 2017. Also, see the notes to the “Reconciliation of Net Income to EBITDA, Adjusted EBITDA and NAREIT and Adjusted Funds From Operations per Diluted Share for 2017 Forecasts” for other forecast assumptions and further discussion of our comparable hotel set.

(2)	Operating profit margin under GAAP is calculated as the operating profit divided by the forecast total revenues per the condensed consolidated statements of operations.
(3)	Comparable hotel EBITDA margin is calculated as the comparable hotel EBITDA divided by the comparable hotel sales per the tables above.
(4)

Non-comparable hotel results, net, includes the following items: (i) the results of operations of our non-comparable hotels and sold hotels, which operations are included in our condensed consolidated statements of operations as continuing operations, (ii) gains on insurance settlements and business interruption proceeds, and (iii) the results of our office spaces other non-hotel income. The following hotels are considered non-comparable for full-year forecast:

Acquisitions (includes forecast results from date of acquisition through year-end):
•	The Don CeSar and Beach House Suites complex
•	W Hollywood

Renovations:
•	Denver Marriott Tech Center
•	Hyatt Regency San Francisco Airport
•	Marriott Marquis San Diego Marina
•	The Phoenician
•	Axiom Hotel

Dispositions or properties under contract (includes forecast or actual results from January 1, 2017 through the anticipated or actual sale date):
•	JW Marriott Desert Springs Resort & Spa
•	Sheraton Memphis Downtown
•	Hilton Melbourne South Wharf
•	Sheraton Indianapolis Hotel at Keystone Crossing

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

Forecasts

Our forecast of earnings per diluted share, NAREIT and Adjusted FFO per diluted share, EBITDA, Adjusted EBITDA, comparable hotel EBITDA margins and cash from operations are forward-looking statements and are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause actual results and performance to differ materially from those expressed or implied by these forecasts. Although we believe the expectations reflected in the forecasts are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that the results will not be materially different. Risks that may affect these assumptions and forecasts include the following: potential changes in overall economic outlook make it inherently difficult to forecast the level of RevPAR and margin growth; the amount and timing of acquisitions and dispositions of hotel properties is an estimate that can substantially affect financial results, including such items as net income, depreciation and gains on dispositions; the level of capital expenditures may change significantly, which will directly affect the level of depreciation expense and net income; the amount and timing of debt payments may change significantly based on market conditions, which will directly affect the level of interest expense and net income; the amount and timing of transactions involving shares of our common stock may change based on market conditions; and other risks and uncertainties associated with our business described herein and in our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC.

Comparable Hotel Operating Statistics

To facilitate a quarter-to-quarter comparison of our operations, we present certain operating statistics (i.e., RevPAR, average daily rate and average occupancy) and operating results (revenues, expenses, hotel EBITDA and associated margins) for the periods included in this report on a comparable hotel basis.

Because these statistics and operating results relate only to our hotel properties, they exclude results for our non-hotel properties and other real estate investments. We define our comparable hotels as properties:

(i) that are owned or leased by us and the operations of which are included in our consolidated results for the entirety of the reporting periods being compared; and

(ii) that have not sustained substantial property damage or business interruption, or undergone large-scale capital projects (as further defined below) during the reporting periods being compared.

The hotel business is capital-intensive and renovations are a regular part of the business. Generally, hotels under renovation remain comparable hotels. A large scale capital project that would cause a hotel to be excluded from our comparable hotel set is an extensive renovation of several core aspects of the hotel, such as rooms, meeting space, lobby, bars, restaurants and other public spaces. Both quantitative and qualitative factors are taken into consideration in determining if the renovation would cause a hotel to be removed from the comparable hotel set, including unusual or exceptional circumstances such as: a reduction or increase in room count, rebranding, a significant alteration of the business operations, or the closing of the hotel during the renovation.

We do not include an acquired hotel in our comparable hotel set until the operating results for that hotel have been included in our consolidated results for one full calendar year. For example, we acquired The Don CeSar in February 2017. The hotel will not be included in our comparable hotels until January 1, 2019. Hotels that we sell are excluded from the comparable hotel set once the transaction has closed. Similarly, hotels are excluded from our comparable hotel set from the date that they sustain substantial property damage or business interruption or commence a large-scale capital project. In each case, these hotels are returned to the comparable hotel set when the operations of the hotel have been included in our consolidated results for one full calendar year after completion of the repair of the property damage or cessation of the business interruption, or the completion of large-scale capital projects, as applicable.

Of the 94 hotels that we owned on September 30, 2017, 87 have been classified as comparable hotels. The operating results of the following hotels that we owned as of September 30, 2017 are excluded from comparable hotel results for these periods:

•

Denver Marriott Tech Center, removed in the first quarter of 2016 (business disruption due to extensive renovations, including conversion of 64 rooms to 41 suites, conversion of the concierge lounge into three meeting rooms, and the repositioning of the public space and food and beverage areas);

•

Hyatt Regency San Francisco Airport, removed in the first quarter of 2016 (business disruption due to extensive renovations, including all guestrooms and bathrooms, meeting space, the repositioning of the atrium into a new restaurant and lounge, and conversion of the existing restaurant to additional meeting space);

•	Marriott Marquis San Diego Marina, removed in the first quarter of 2015 (business interruption due to the demolition of the existing conference center and construction of the new exhibit hall);
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The Phoenician (acquired in June 2015 and, beginning in the second quarter of 2016, business disruption due to extensive renovations, including all guestrooms and suites, a redesign of the lobby and public areas, renovation of pools, recreation areas and a restaurant and a re-configured spa and fitness center);

•	Axiom Hotel (acquired as the Powell Hotel in January 2014, then closed during 2015 for extensive renovations and reopened in January 2016);

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

•	The Don CeSar and Beach House Suites complex (acquired in February 2017); and
•	W Hollywood (acquired in March 2017).

The operating results of 14 hotels disposed of in 2017 and 2016 are not included in comparable hotel results for the periods presented herein. These operations are also excluded from the hotel operating data for all owned hotels on pages 9 and 10. None of our hotels have been excluded from our comparable hotel results due to Hurricanes Harvey or Irma.

Operating statistics for the non-comparable hotels listed above are included in the hotel operating data for all owned hotels. By definition, the RevPAR results for these properties are not comparable due to the reasons listed above, and, therefore, are not indicative of the overall trends for our portfolio. The operating results for the two hotels acquired in 2017 are included in the all owned hotel operating data on a pro forma basis, which includes operating results assuming the hotels were owned as of January 1, 2016 and based on actual results obtained from the manager for periods prior to our ownership. For these hotels, since the year-over-year comparison includes periods prior to our ownership, the changes will not necessarily correspond to changes in our actual results. All owned hotel operating statistics are provided for completeness and to show the difference between our comparable hotel information (upon which we usually evaluate performance) and all of our hotels, including non-comparable hotels. Also, while they may not be illustrative of trends (as compared to comparable hotel operating statistics), changes in all owned hotel statistics will have an effect on our overall revenues. We also present all owned hotel statistics for our joint venture in Europe using the same methodology as our consolidated hotels.

We evaluate the operating performance of our comparable hotels based on market. This division is generally consistent with groupings recognized in the lodging industry.

Our markets consist of the following:

Domestic

•	Atlanta – Atlanta Metropolitan area;
•	Boston – Greater Boston Metropolitan area;
•	Chicago – Chicago Metropolitan area;
•	Denver – Denver Metropolitan area;
•	Florida – All Florida locations;
•	Hawaii – All Hawaii locations;
•	Houston – Houston Metropolitan area;
•	Los Angeles – Greater Los Angeles area, including Orange County;
•	New York – Greater New York Metropolitan area, including northern New Jersey;
•	Phoenix – Phoenix Metropolitan area, including Scottsdale;
•	San Diego – San Diego Metropolitan area;
•	San Francisco – Greater San Francisco Metropolitan area, including San Jose;
•	Seattle – Seattle Metropolitan area;
•	Washington, D.C. – Metropolitan area, including the Maryland and Virginia suburbs; and
•	Other – Select cities in California, Indiana, Louisiana, Minnesota, Ohio, Pennsylvania, and Texas.

International

•	Canada – Toronto and Calgary; and
•	Latin America – Brazil and Mexico.

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

Constant US$, Nominal US$ and Constant Euros

Operating results denominated in foreign currencies are translated using the prevailing exchange rates on the date of the transaction, or monthly based on the weighted average exchange rate for the period. For comparative purposes, we also present the RevPAR results for the prior year assuming the results for our foreign operations were translated using the same exchange rates that were effective for the comparable periods in the current year, thereby eliminating the effect of currency fluctuation for the year-over-year comparisons. For the full year forecast results, we use the applicable forward currency curve (as published by Bloomberg L.P.) for each monthly period to estimate forecast foreign operations in U.S. dollars and have restated the prior year RevPAR results using the same forecast exchange rates to estimate year-over-year growth in RevPAR in constant US$. We believe this presentation is useful to investors as it shows growth in RevPAR in the local currency of the hotel consistent with how we would evaluate our domestic portfolio. However, the estimated effect of changes in foreign currency has been reflected in the actual and forecast results of net income, EBITDA, earnings per diluted share and Adjusted FFO per diluted share. Nominal US$ results include the effect of currency fluctuations, consistent with our financial statement presentation.

We also present RevPAR results for our joint venture in Europe in constant Euros using the same methodology as used for the constant US$ presentation.

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” which are measures of our historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. They are as follows: (i) FFO and FFO per diluted share (both NAREIT and Adjusted), (ii) EBITDA, (iii) Adjusted EBITDA, (iv) Comparable Hotel Property Level Operating Results and (v) forecast interest expense and forecast adjusted cash from operations. The following discussion defines these measures and presents why we believe they are useful supplemental measures of our performance.

NAREIT FFO and NAREIT FFO per Diluted Share

We present NAREIT FFO and NAREIT FFO per diluted share as non-GAAP measures of our performance in addition to our earnings per share (calculated in accordance with GAAP). We calculate NAREIT FFO per diluted share as our NAREIT FFO (defined as set forth below) for a given operating period, as adjusted for the effect of dilutive securities, divided by the number of fully diluted shares outstanding during such period, in accordance with NAREIT guidelines. NAREIT defines FFO as net income (calculated in accordance with GAAP) excluding gains and losses from sales of real estate, the cumulative effect of changes in accounting principles, real estate-related depreciation, amortization and impairments and adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect our pro rata share of the FFO of those entities on the same basis.

We believe that NAREIT FFO per diluted share is a useful supplemental measure of our operating performance and that the presentation of NAREIT FFO per diluted share, when combined with the primary GAAP presentation of earnings per share, provides beneficial information to investors. By excluding the effect of real estate depreciation, amortization, impairments and gains and losses from sales of depreciable real estate, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance, we believe that such measures can facilitate comparisons of operating performance between periods and with other REITs, even though NAREIT FFO per diluted share does not represent an amount that accrues directly to holders of our common stock. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. As noted by NAREIT in its April 2002 “White Paper on Funds From Operations,” since real estate values have historically risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For these reasons, NAREIT adopted the FFO metric in order to promote an industry-wide measure of REIT operating performance.

Adjusted FFO per Diluted Share

We also present Adjusted FFO per diluted share when evaluating our performance because management believes that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. Management historically has made the adjustments detailed below in evaluating our performance, in our annual budget process and for our compensation programs. We believe that the presentation of Adjusted FFO per diluted share, when combined with both the primary GAAP presentation of earnings per share and FFO per diluted share as defined by NAREIT, provides useful supplemental information that is beneficial to an investor’s complete understanding of our operating performance. We adjust NAREIT FFO per diluted share for the following items, which may occur in any period, and refer to this measure as Adjusted FFO per diluted share:

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Gains and Losses on the Extinguishment of Debt – We exclude the effect of finance charges and premiums associated with the extinguishment of debt, including the acceleration of the write-off of deferred financing costs associated with the original issuance of the debt being redeemed or retired and incremental interest expense incurred during the refinancing period. We also exclude the gains on debt repurchases and the original issuance costs associated with the retirement of preferred stock. We believe that these items are not reflective of our ongoing finance costs.

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

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Acquisition Costs – Under GAAP, costs associated with completed property acquisitions are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.

•

Litigation Gains and Losses – We exclude the effect of gains or losses associated with litigation recorded under GAAP that we consider outside the ordinary course of business. We believe that including these items is not consistent with our ongoing operating performance.

In unusual circumstances, we may also adjust NAREIT FFO for gains or losses that management believes are not representative of the Company’s current operating performance. Typically, gains from the disposition of non-depreciable property are included in the determination of NAREIT and Adjusted FFO.

EBITDA

Earnings before Interest Expense, Income Taxes, Depreciation and Amortization (“EBITDA”) is a commonly used measure of performance in many industries. Management believes EBITDA provides useful information to investors regarding our results of operations because it helps us and our investors evaluate the ongoing operating performance of our properties after removing the impact of the Company’s capital structure (primarily interest expense) and its asset base (primarily depreciation and amortization). Management also believes the use of EBITDA facilitates comparisons between us and other lodging REITs, hotel owners who are not REITs and other capital-intensive companies. Management uses EBITDA to evaluate property-level results and as one measure in determining the value of acquisitions and dispositions and, like FFO and Adjusted FFO per diluted share, is widely used by management in the annual budget process and for our compensation programs.

Adjusted EBITDA

Historically, management has adjusted EBITDA when evaluating the performance of Host Inc. and Host LP because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance and that the presentation of Adjusted EBITDA, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s complete understanding of our operating performance. Adjusted EBITDA also is a relevant measure in calculating certain credit ratios. We adjust EBITDA for the following items, which may occur in any period, and refer to this measure as Adjusted EBITDA:

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Real Estate Transactions – We exclude the effect of gains and losses, including the amortization of deferred gains, recorded on the disposition or acquisition of depreciable assets and property insurance gains in our consolidated statement of operations because we believe that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of our assets. In addition, material gains or losses from the depreciated book value of the disposed assets could be less important to investors given that the depreciated asset book value often does not reflect the market value of real estate assets as noted above.

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Equity Investment Adjustments – We exclude the equity in earnings (losses) of affiliates as presented in our consolidated statement of operations because it includes our pro rata portion of the depreciation, amortization and interest expense related to such investments, which are excluded from EBITDA. We include our pro rata share of the Adjusted EBITDA of our equity investments as we believe this reflects more accurately the performance of our investments. The pro rata Adjusted EBITDA of equity investments is defined as the EBITDA of our equity investments adjusted for any gains or losses on property transactions multiplied by our percentage ownership in the partnership or joint venture.

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Consolidated Partnership Adjustments – We deduct the non-controlling partners’ pro rata share of Adjusted EBITDA of our consolidated partnerships as this reflects the non-controlling owners’ interest in the EBITDA of our consolidated partnerships. The pro rata Adjusted EBITDA of non-controlling partners is defined as the EBITDA of our consolidated partnerships adjusted for any gains or losses on property transactions multiplied by the non-controlling partners’ percentage ownership in the partnership or joint venture.

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Cumulative Effect of a Change in Accounting Principle – Infrequently, the Financial Accounting Standards Board promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle. We exclude these one-time adjustments because they do not reflect our actual performance for that period.

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Impairment Losses – We exclude the effect of impairment expense recorded because we believe that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of our remaining assets. In addition, we believe that impairment expense, which is based on historical cost book values, is similar to gains and losses on dispositions and depreciation expense, both of which are excluded from EBITDA.

•

Acquisition Costs – Under GAAP, costs associated with completed property acquisitions are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the company.

•

Litigation Gains and Losses – We exclude the effect of gains or losses associated with litigation recorded under GAAP that we consider outside the ordinary course of business. We believe that including these items is not consistent with our ongoing operating performance.

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

In unusual circumstances, we may also adjust EBITDA for gains or losses that management believes are not representative of the Company’s current operating performance. Typically, gains from the disposition of non-depreciable property are included in the determination of Adjusted EBITDA.

Limitations on the Use of NAREIT FFO per Diluted Share, Adjusted FFO per Diluted Share, EBITDA and Adjusted EBITDA

We calculate NAREIT FFO per diluted share in accordance with standards established by NAREIT, which may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or do not calculate FFO per diluted share in accordance with NAREIT guidance. In addition, although FFO per diluted share is a useful measure when comparing our results to other REITs, it may not be helpful to investors when comparing us to non-REITs. We also calculate Adjusted FFO per diluted share, which is not in accordance with NAREIT guidance and may not be comparable to measures calculated by other REITs. EBITDA and Adjusted EBITDA, as presented, may also not be comparable to measures calculated by other companies. This information should not be considered as an alternative to net income, operating profit, cash from operations or any other operating performance measure calculated in accordance with GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures), interest expense (for EBITDA and Adjusted EBITDA purposes only) and other items have been and will be made and are not reflected in the EBITDA, Adjusted EBITDA, NAREIT FFO per diluted share and Adjusted FFO per diluted share presentations. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statement of operations and cash flows include interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. Additionally, NAREIT FFO per diluted share, Adjusted FFO per diluted share, EBITDA and Adjusted EBITDA should not be considered as a measure of our liquidity or indicative of funds available to fund our cash needs, including our ability to make cash distributions. In addition, NAREIT FFO per diluted share and Adjusted FFO per diluted share do not measure, and should not be used as a measure of, amounts that accrue directly to stockholders’ benefit.

Similarly, Adjusted EBITDA, NAREIT FFO and Adjusted FFO per diluted share include adjustments for the pro rata share of our equity investments and non-controlling partners in consolidated partnerships. Our equity investments primarily consist of our approximate one-third interest in a European joint venture, a 25% interest in an Asian joint venture, a 67% ownership in a joint venture that owns a vacation ownership property in Hawaii and interests ranging from 11% to 50% in three partnerships that each own one hotel. Due to the voting rights of the outside owners, we do not control and, therefore, do not consolidate these entities. The non-controlling partners in consolidated partnerships primarily consist of the approximate 1% interest in Host LP held by outside partners and interests ranging from 15% to 48% held by outside partners in two partnerships each owning one hotel for which we do control the entity and, therefore, consolidate its operations. These pro rata results for Adjusted EBITDA were calculated as set forth in the definition above under “Equity Investment Adjustments” and ”Consolidated Partnership Adjustments.” Similar adjustments were made in the calculation of both NAREIT FFO and Adjusted FFO per diluted share. Readers should be cautioned that the pro rata results presented in these measures for consolidated and non-consolidated partnerships may not accurately depict the legal and economic implications of our investments in these entities.

Comparable Hotel Property Level Operating Results

We present certain operating results for our hotels, such as hotel revenues, expenses, food and beverage profit, and EBITDA (and the related margins), on a comparable hotel, or “same store,” basis as supplemental information for investors. Our comparable hotel results present operating results for hotels owned during the entirety of the periods being compared without giving effect to any acquisitions or dispositions, significant property damage or large scale capital improvements incurred during these periods. We present comparable hotel EBITDA to help us and our investors evaluate the ongoing operating performance of our comparable properties after removing the impact of the Company’s capital structure (primarily interest expense), and its asset base (primarily depreciation and amortization). Corporate-level costs and expenses are also removed to arrive at property-level results.  We believe these property-level results provide investors with supplemental information into the ongoing operating performance of our comparable hotels. Comparable hotel results are presented both by region and for the Company’s comparable properties in the aggregate. We eliminate depreciation and amortization because, even though depreciation and amortization are property-level expenses, these non-cash expenses, which are based on historical cost accounting for real estate assets, implicitly assume that the value of real estate assets diminishes predictably over time. As noted earlier, because real estate values have historically risen or fallen with market conditions, many real estate industry investors have considered presentation of historical cost accounting for operating results to be insufficient by themselves.

As a result of the elimination of corporate-level costs and expenses and depreciation and amortization, the comparable hotel operating results we present do not represent our total revenues, expenses, operating profit or net income and should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance.

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

We present these hotel operating results on a comparable hotel basis because we believe that doing so provides investors and management with useful information for evaluating the period-to-period performance of our hotels and facilitates comparisons with other hotel REITs and hotel owners. In particular, these measures assist management and investors in distinguishing whether increases or decreases in revenues and/or expenses are due to growth or decline of operations at comparable hotels (which represent the vast majority of our portfolio) or from other factors, such as the effect of acquisitions or dispositions. While management believes that presentation of comparable hotel results is a “same store” supplemental measure that provides useful information in evaluating our ongoing performance, this measure is not used to allocate resources or to assess the operating performance of each of these hotels, as these decisions are based on data for individual hotels and are not based on comparable hotel results. For these reasons, we believe that comparable hotel operating results, when combined with the presentation of GAAP operating profit, revenues and expenses, provide useful information to investors and management.

Cash Interest Expense

We present Cash Interest Expense when evaluating our performance because management believes that the exclusion of certain items from interest expense as calculated under GAAP provides useful supplemental information to investors regarding payment obligations under our debt agreements. Management historically has made the adjustments detailed below to provide investors with a measure of the level of required cash expenditures associated with our outstanding debt without regard to cost associated with refinancing activity or non-cash expense. We believe that the presentation of Cash Interest Expense, when combined with the primary GAAP presentation, provides useful supplemental information related to our capital structure. We adjust GAAP interest expense for the following items, which may occur in any period, and refer to this measure as Cash Interest Expense:

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Amortization for deferred financing cost and original issue discounts/premiums – These costs represent cash payments or principal discounts or premiums made at the time of issuance and are amortized over the life of the debt. The amount and timing of these costs is dependent upon the level of financing activities and therefore, management does not believe they are reflective of the run-rate for interest expense.

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Debt extinguishment costs – These costs represent cash payments for premiums associated with prepayment of debt prior to maturity and the acceleration of previously unrecognized deferred financing costs. The amount and timing of these is dependent upon the level of financing activities and therefore, management does not believe they are reflective of the run-rate for interest expense.

•	Changes in accrued interest – Represents the change in accrued interest on our balance sheet based on the timing of the payment of interest.

Adjusted Cash from Operations

We also present Adjusted Cash from Operations when evaluating our performance because management believes that the adjustment of certain additional items described below provides useful supplemental information to investors regarding the growth in cash flow from operations. We believe that the presentation of Adjusted Cash from Operations, when combined with the primary GAAP presentation of cash provided by operating activities from our consolidated statement of cash flows, provides useful supplemental information of cash available for acquisitions, capital expenditures, payment of dividends, stock repurchases and other corporate purposes. We adjust cash provided by operating activities for the following items, which may occur in any period, and refer to this measure as Adjusted Cash from Operations:

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Renewal and replacement capital expenditures (R&R) – Under the terms of our contracts with our managers we are required to provide cash for regular maintenance capital expenditures which we define as R&R. For this reason, we deduct these required cash expenditures in determining Adjusted Cash From Operations. These amounts are shown in cash from investing activities in our statement of cash flows.

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Cash debt extinguishment costs and incremental interest expense – These costs represent cash payments for premiums associated with prepayment of debt prior to maturity and cash interest expense during the period subsequent to the issuance of the new debt and prior to the repayment of the old debt. The amount and timing of these is dependent upon the level of financing activities and therefore, management does not believe they are reflective of the run-rate for interest expense.

Limitations on the Use of Cash Interest Expense and Adjusted Cash from Operations

We calculate Cash Interest Expense and Adjusted Cash from Operations as noted above. These measures should not be considered as an alternative to interest expense or cash provided by operating activities determined in accordance with GAAP. Additionally, these items should not be considered as a measure of our liquidity or indicative of funds available to fund our cash needs, including the ability to make cash distributions, without consideration of the impact of the investing and financing cash requirements that are excluded from these calculations to the extent they are material to operating decisions.